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                                                              EXHIBIT 10(xi)(a)

                                                        Effective--May 20, 1997

                               THE STANLEY WORKS

                   SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM


                  The Supplemental Executive Retirement Program ("SERP") provides a supplemental retirement benefit to its Participants. As explained below, this supplemental benefit is a supplement to the defined benefit under Stanley's pension plans.

     1. TARGET BENEFIT. The "Target Benefit" for a Participant, expressed as a life annuity equal to a percentage of Average Pay and subject to discount and to certain Offsets, will be based on years of service according to the following schedule.

                 3% for each of the first 5 years
                 2% for each of the next 15 years
                 1% for each of the 5 years thereafter

For example, upon a Participant's retiring at age 60 after 20 years of service, the Participant's Target Benefit would be 45% of Average Pay.

     2. TERMINATION PRIOR TO AGE 60.

          (a) TERMINATION BEFORE AGE 54. No SERP benefit will be paid to any Participant whose employment terminates before the age of 54.

          (b) DISCOUNT FOR RETIREMENT PRIOR TO AGE 60. For each month prior to age 60 that the Participant retires, the Target Benefit will be reduced .167% (i.e., 2% per year). For example, a Participant who retires at age 55 after 20 years of service would have a benefit, before Offsets, equal to 90% of the Target Benefit, or 40.5% (45% x 90% = 40.5%) of Average Pay.

     3. OFFSETS. The benefit otherwise payable under the SERP as explained in sections 1 and 2 will be reduced by the "Offsets" described in sections 3(a) and 3(b)

          (a) the benefit under Stanley's pension plan including pension benefits restored by Stanley's excess benefit plan; and



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         (b) the Participant's Social Security benefit;1

resulting in the benefit net of Offsets.

     4. PARTICIPANTS. The Participants (the "Participants") in the SERP will be Stanley's chief executive officer and such other executives not to exceed 24 as shall be designated by the chief executive officer and whose names shall be filed with the records of the Compensation and Organization Committee (the "Committee") of Stanley's Board.

     5. TIME FOR PAYING BENEFITS; FORM OF PAYMENT. Amounts payable under the SERP will be distributed when benefit payments commence under Stanley's pension plan. The form of payment of benefits under the SERP will be a life annuity unless a timely election is made to receive a lump sum, in which case the form of payment will be a lump sum computed in the same manner as under the Stanley pension plan. To be timely, an election to receive a lump sum payment must be made in writing prior to the beginning of the one-year period preceding the date on which the Participant dies, becomes disabled, or otherwise separates from service; an election made after the beginning of such one-year period will be considered timely only with the approval of the Committee.

     6. AVERAGE PAY. Average pay will be one-third of the Participant's highest total pay (salary and management incentive) as measured for purposes of Stanley's pension plan (including the restoration of pension benefits by Stanley's excess benefit plan) for any consecutive 36-month period.

     7. DEATH BENEFICIARY. Upon a Participant's death, any benefit payment will be made to the beneficiary determined under Stanley's qualified pension plan unless the Participant designated in writing a different beneficiary to receive such benefit.

     8. MISCELLANEOUS.

          (a) AMENDMENT. The Committee may at any time amend the SERP so long as the benefits of no one then a Participant are diminished as a result.


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1 If the Participant retires prior to being eligible for Social Security, the
Social Security benefit offset will not commence until the Participant is eligible for Social Security. For example, for a retirement in 1997 by a Participant who is 60 years old, there would be no Social Security offset until the Participant is 62, the age of eligibility for Social Security.


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          (b) ADMINISTRATION OF THE SERP. The SERP will be administered by the
     Committee. The Committee is vested with full authority (including full discretionary authority) to administer, interpret, and make rules regarding the SERP as it may deem advisable and to make determinations in its discretion that shall be final, binding, and conclusive upon all persons. No member of the Board of Directors or the Committee will be liable for any action or determination made in good faith with respect to the SERP.

          (c) GOVERNING TEXT. The SERP, including any amendments, will constitute the entire agreement between Stanley and any Participant or beneficiary regarding the subject matter of the SERP. The SERP, including any amendments, will be binding on Stanley, Participants, beneficiaries, and their respective heirs, administrators, trustees, successors, and assigns.

          (d) RIGHTS OF PARTICIPANT. Any person entitled to receive benefits under the SERP will have the rights of an unsecured general creditor of Stanley.

          (e) CLAIMS OF CREDITORS. The right of any Participant or beneficiary to a benefit under the SERP will not be subject to attachment or other legal process for the debts of such Participant or beneficiary. A benefit of a Participant or beneficiary will not be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

          (f) SPECIAL DISTRIBUTIONS. Whenever, in the opinion of the Committee, a person entitled to receive a benefit under the SERP is unable to manage his or her financial affairs, the Committee may direct that payment be made to a legal representative or relative of such person for his or her benefit. Alternatively, the Committee may direct that any payment be applied for the benefit of such person in such manner as the Committee considers advisable. Any payment made in accordance with this section will be a complete discharge of any liability for the making of such payment under the provisions of the SERP.

          (g) TERMS OF EMPLOYMENT. Participation in the SERP will not give an individual any right to remain in the service of Stanley, and an individual will remain subject to discharge to the same extent as if the SERP had not been adopted.



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